UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2010

The Spectranetics Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado	80921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective April 12, 2010, Shahriar (Shar) Matin has been appointed as Senior Vice President—Operations, Product Development and International of The Spectranetics Corporation (the “Company”).  Mr. Matin and the Company have executed a letter agreement pursuant to which Mr. Matin will assume such position for an indefinite term, subject to termination at any time by either party.  The letter agreement provides, among other things, that Mr. Matin’s annual base salary will be $230,000 and his annualized bonus target will be $130,000.  The agreement also provides that Mr. Matin will receive a non-qualified stock option under Spectranetics’ 2006 Equity Incentive Plan, exercisable for 65,000 shares of common stock of Spectranetics, with an exercise price equal to fair market value on the grant date.

Mr. Matin, 35, has served as Managing Director of the Company’s wholly-owned subsidiary, Spectranetics International, B.V. since April 2007. In March 2008, Mr. Matin was promoted to Vice President, International, and his responsibilities were expanded to include all commercial activities outside the United States, which included Japan, Asia, Australia, Puerto Rico and Latin America. From 2006 to March 2007, Mr. Matin held the position of Business Unit Director, Cardiac Rhythm Management, for Guidant Corporation, now owned by Boston Scientific Corporation, in China. During 2005 and 2006, Matin was the General Manager, Southeast Asia and Pakistan, for Guidant Corporation. From 1997 to 2004, Mr. Matin held clinical sales, project management, and manufacturing engineering positions at Guidant Corporation, which included assignments in the United States, Japan and Ireland.

Mr. Matin has no reportable transactions under Item 404(a) of Regulation S-K.

ITEM 9.01             Financial Statements and Exhibits

(d)   Exhibits

10.1  Letter Agreement between Shahriar Matin and The Spectranetics Corporation, dated April 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION

Date: April 14, 2010	By:	/s/ Guy A. Childs
Guy A. Childs
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement between Shahriar Matin and The Spectranetics Corporation dated April 12, 2010.